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                                                                    Exhibit 12.1


                              Kramont Realty Trust

  Calculation of Ratios of Earnings to Fixed Charges and Earnings to Combined
                Fixed Charges and Preferred Share Distributions


                                                             2001           2000           1999           1998           1997

Income before minority interest                            $ 27,072       $ 18,891       $  8,591       $ 10,664       $  8,515
Less:    Income from equity investee                           (737)          (485)          (238)          (547)          (439)
                                                           --------       --------       --------       --------       --------
Income before minority interest and income from
equity investees                                             26,335         18,406          8,353         10,117          8,076

Add:     Fixed charges                                       39,037         29,659         11,743          8,355          3,306
         Distributed income from equity investees               686            647            570            494            462
Less:    Capitalized interest                                  (449)          (114)
                                                           --------       --------       --------       --------       --------
Earnings                                                   $ 65,609       $ 48,598       $ 20,666       $ 18,966       $ 11,844
                                                           ========       ========       ========       ========       ========

Fixed charges:
  Interest                                                 $ 38,588       $ 29,545       $ 11,743       $  8,355       $  3,306
  Capitalized interest                                          449            114             --             --             --
                                                           --------       --------       --------       --------       --------
                                                             39,037         29,659         11,743          8,355          3,306

Preferred share distributions                                 7,527          4,245             --             --             --
                                                           --------       --------       --------       --------       --------

Total fixed charges and preferred share distributions      $ 46,564       $ 33,904       $ 11,743       $  8,355       $  3,306
                                                           ========       ========       ========       ========       ========

Ratio of earnings to fixed charges                             1.68           1.64           1.76           2.27           3.58

Ratio of earnings to combined fixed charges
and preferred share distributions                              1.41           1.43           1.76           2.27           3.58
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